RIDER

To be attached to and form part of Investment Company Bond, No. FI 0238872-07

In favor of	Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios, LLC; Citigroup Alternative Investments, LLC

It is agreed that:

1.   The attached bond is amended by replacing that Item(s) on the Declarations Page corresponding to the Item(s) indicated below with an “X”:

☒	Item 2.	Bond Period: from 12:01 a.m. on	December 1, 2007	to 12:01 a.m. on	December 1, 2008
		Standard Time	(MONTH, DAY, YEAR)		(MONTH, DAY, YEAR)
☒	Item 3.	Limit of Liability

Provided however, that if specific limits, are shown below as applicable to any specified COVERAGE, such specific limits shall apply to the coverage provided by such COVERAGES and are in lieu of, and not in addition to, the above bond Limit of Liability. If “Not Covered” is inserted below beside any specified COVERAGE, the coverage provided by such COVERAGE is deleted from this bond

COVERAGES		Limit of Liability	Deductible
I.	Employee	$ 750,000	$ 25,000
II.	Premises	$ 750,000	$ 25,000
III.	Transit	$ 750,000	$ 25,000
IV.	Forgery or Alteration	$ 750,000	$ 25,000
V.	Securities	$ 750,000	$ 25,000
VI.	Counterfeit Currency	$ 750,000	$ 25,000
VII.	Computer Systems Fraudulent Entry	$ 750,000	$ 25,000
VIII.	Voice Initiated Transaction	$ 750,000	$ 25,000
IX.	Telefacsimile Transfer Fraud	$ 750,000	$ 25,000
X.	Uncollectible Items of Deposit	$ 25,000	$ 5,000
XI.	Audit Expense	$ 50,000	$ 10,000
XII.	Stop Payment	$ 25,000	$ 5,000
XIII.	Unauthorized Signatures	$ 25,000	$ 5,000

Optional Coverages:
		$ N/A	$ N/A
		$	$
		$	$

No Deductible shall apply to any loss under COVERAGE I. sustained by any “Investment Company”.

2.   This rider applies to loss sustained at any time but discovered after 12:01 a.m. on December 1, 2007 standard time.

/s/ Kenneth McNally

Kenneth McNally, Attorney-in-Fact

AMEND DECLARATIONS PAGE –DISCOVERY RIDER

Form F-6004-0	Page 1 of 1

RIDER

ITEM 3 NOT TO BE CHANGED MIDTERM WITH THIS RIDER

ADOPTED MAY 2003

Form F-6004-0	Page 1 of 1